Exhibit 99.1

News Release

Rayonier Announces Closing of $550 Million Credit Facilities and Anticipated Recapitalization of New Zealand Joint Venture

Ownership of New Zealand Joint Venture Expected to Increase to Approximately 77%

JACKSONVILLE, FL – (August 5, 2015) – Rayonier Inc. today announced that it has entered into a credit agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions and other commercial banks to provide $550 million of new credit facilities, including a five-year $200 million revolving credit facility and a nine-year $350 million term loan facility. The new credit facilities will be used to refinance the company’s existing revolving credit facility and senior exchangeable notes (due in August 2015), as well as fund an anticipated capital infusion into the company’s New Zealand joint venture (the “Matariki JV” or the “JV”) for repayment of JV indebtedness. As an eligible Farm Credit System loan, the term loan facility will allow Rayonier to receive annual patronage payments, which should lower the company’s net effective interest cost.

The company has entered into an interest rate swap transaction to fix the cost of the term loan facility over its nine-year term. Based on the swap rate, the company’s current leverage ratio and the pricing grid, the all-in fixed-rate cost of the term loan facility (net of estimated patronage payments) is expected to be approximately 3.3% and the floating-rate cost of the revolving credit facility will be LIBOR + 1.25%.

The company intends to use approximately $160 million of proceeds from the term loan facility to fund a capital infusion into the Matariki JV, which the JV will in turn use for repayment of all outstanding amounts under its existing NZ$235 million credit facility plus NZ$7 million of related fees and expenses (assuming an exchange rate of US$0.66 per NZ$1.00). Since Rayonier is providing 100% of this capital infusion, its ownership in the JV will increase from 65% to approximately 77%, based on an implied pro forma net asset value of NZ$706 million (which equates to approximately NZ$85 million for the incremental 12% stake). The investment into the Matariki JV is subject to certain closing conditions, including New Zealand Overseas Investment Office approval and the preparation of customary transaction documents, and is expected to close by the end of the year. The company expects to realize consolidated interest cost savings of approximately $5 million annually as a result of the JV recapitalization (based on the 3.3% cost of the new term loan facility versus the 6.5% cost of the existing JV debt).

The remaining proceeds of the term loan facility will be used to fund repayment of the company’s 4.50% senior exchangeable notes maturing August 2015 (approximately $131 million), to fund repayment of amounts outstanding under the company’s existing revolving credit facility (approximately $45 million), to pay transaction fees and expenses (approximately $2 million), and for cash and general corporate purposes (approximately $12 million). In order to provide timing flexibility with respect to the Matariki JV recapitalization, the term loan facility provides that proceeds can be drawn in up to two advances for up to eight months post-closing. Pro forma for the transactions described above, the company anticipates having the full $350 million outstanding under the term loan facility and nothing outstanding under the revolving credit facility.

David Nunes, President and CEO of Rayonier, said: “These new credit facilities and the recapitalization of our New Zealand joint venture will simplify our capital structure, provide material interest costs savings, increase our ownership position in a strategic asset, and enhance our strategic flexibility going forward. We believe that the JV recapitalization transaction represents an attractive capital allocation alternative for Rayonier and is being made at an opportune time based on the long-term outlook for the business, the enhanced strategic flexibility that it provides, and the currently favorable NZ$/US$ exchange rate.”

The credit facilities are more fully described in a current report on Form 8-K filed today with the Securities and Exchange Commission.

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the U.S. and New Zealand. As of June 30, 2015, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (373,000 acres) and New Zealand (444,000 acres). More information is available at www.rayonier.com.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995 and other federal securities laws, related to the company’s inventories and harvest capacity, which involve, among other things, uncertainties inherent in business, inventory estimation and harvest scheduling. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. The reader is cautioned not to rely on these forward-looking statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could be vary materially from the expectations and projections of Rayonier. Risks and uncertainties include anticipated financial outcomes, business and market conditions, outlook, expected dividend rate and the implementation of the company’s business strategies and other similar outcomes relating to the company’s future events, developments or financial or operational performance or results. For additional factors that could impact future results, please see Item 1A — Risk Factors in the company’s most recent Annual Report on Form 10-K and similar discussions included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward- looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com